Exhibit 4.1

CONVERTIBLE BRIDGE LOAN AGREEMENT

THIS CONVERTIBLE BRIDGE LOAN AGREEMENT (this “Agreement”) is entered into as of the 27th day of February 2019 (“Effective Date”), by and between Todos Medical Ltd., an Israeli company (the “Company”), and the entities set forth on Schedule 1 attached hereto (the “Investors”).

WHEREAS, the Company requires an infusion of funds in order to finance the operations of the Company until the consummation of the Company’s proposed public financing and uplisting to the NASDAQ Market System; and

WHEREAS, the Investors are willing to make available a convertible bridge loan to the Company in the aggregate amount of around $1,500,000 (the “Aggregate Loan Principal Amount”) and therefore are willing to purchase and the Company is willing to sell a convertible promissory note and warrant on the terms and conditions set forth in this Agreement;

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, the parties hereto hereby agree as follows:

Certain Definitions.

(a) “Anti-Bribery Laws” shall mean of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, or any other similar law of any other jurisdiction in which the Company operates its business, including, in each case, the rules and regulations thereunder.

(b) “Applicable Laws” shall mean applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines, ordinance or regulation of any governmental entity and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the Anti-Bribery Laws, (iii) OFAC and any Sanctions Laws or Sanctions Programs, and (iv) CAATSA and any CAATSA Sanctions Programs, Anti-Money Laundering Laws.

(c) “BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

(d) “CAATSA” shall mean Public Law No. 115-44 The Countering America’s Adversaries Through Sanctions Act.

(e) “CAATSA Sanctions Programs” shall mean a country or territory that is, or whose government is, the subject of sanctions imposed by CAATSA.

(f) “Anti-Money Laundering Laws” shall mean applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws, rules and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the United States Money Laundering Control Act of 1986 (18 U.S.C. §§1956 and 1957), as amended, as well as the implementing rules and regulations promulgated thereunder, and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency or self-regulatory.

(g) “OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

(h) “Sanctioned Country” shall mean a country or territory that is the subject or target of a comprehensive embargo or Sanctions Laws prohibiting trade with the country or territory, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(i) “Sanctions Laws” shall mean any sanctions administered or enforced by OFAC or the U.S. Departments of State or Commerce and including, without limitation, the designation as a “Specially Designated National” or on the “Sectoral Sanctions Identifications List”, collectively “Blocked Persons”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty's Treasury (“HMT”) or any other relevant sanctions authority.

(j) “Sanctions Programs” shall mean any OFAC, HMT or UNSC economic sanction program including, without limitation, programs related to a Sanctioned Country.

(k) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1. Convertible Bridge Loan.

1.1 Loan Principal. Each Investor agrees to lend to the Company the amount set forth opposite its name in Schedule 1 hereto (the “Loan Principal”), subject to the terms and conditions of this Agreement.

1.2 Interest. The Loan Principal will bear interest at a flat rate of ten percent (10%) of the Loan Principal (the “Interest”).

1.3 OID. The original issue discount for the bridge loan transaction shall be ten percent (10%) (the “OID”).

1.4 Closing. The closing of the bridge loan transaction (the “Closing”) will take place three (3) days following the Effective Date (the “Closing Date”). At the Closing, each Investor will transfer its Loan Principal minus the OID, (i.e., 90% of the Loan Principal), to the Company, in accordance with the wire transfer instructions provided in writing by the Company to the Investors. At the Closing, concurrently with the transfer of the Aggregate Loan Principal Amount minus the OID to the Company, the Company will deliver to each Investor a Convertible Promissory Note substantially in from attached hereto as Exhibit A (the “Convertible Promissory Note”).

1.5 Maturity Date. The Loan Principal plus the Interest shall be due six (6) months following the Closing Date (the “Maturity Date”).

2. Conversion

2.1 Optional Conversion. Without derogating from the provisions of Section 3 below, each Investor shall have at any time after the Maturity Date (including immediately prior to an Event of Default, as defined below) the option to convert his Loan Principal plus the Interest into Ordinary Shares of the Company, at a conversion price equal to 70% of the lowest closing bid price of the Company’s Ordinary Shares in the five (5) days prior to the conversion as quoted by Bloomberg, LP.

2.2 Default Conversion. If an Event of Default (as defined in Section 3.2 below) shall have occurred, each Investor shall have the right to convert his Loan Principal plus the Interest into Ordinary Shares of the Company at a default conversion price equal to 60% of the lowest closing bid price of the Company’s Ordinary Shares in the fifteen (15) days prior to the conversion as quoted by Bloomberg, LP.

2.3 Share Certificates. The Company shall, promptly upon any conversion of an Investor’s Loan Principal plus the Interest, issue and deliver to the Investor a certificate representing the number of Ordinary Shares of the Company to which the Investor shall be entitled upon conversion of the Loan Principal and the Interest (bearing such legends as are required under applicable law, in the opinion of counsel of the Company).

2.4 Irrevocable Transfer Agent Instructions. At the Closing, the Company shall execute and deliver to the Company’s transfer agent an irrevocable transfer agent instruction in the form attached hereto at Exhibit C.

2.5 Conversion Limitation. Each Investor may not convert the Loan Principal and the Interest if the sum of (i) the number of Ordinary Shares beneficially owned by the Investor and its affiliates on conversion, (ii) any Ordinary Shares issuable in connection with the unconverted portion of the Loan Principal and the Interest, and (iii) the number of Ordinary Shares issuable upon the conversion of the Loan Principal and the Interest Note with respect to which the determination of this provision is being made, would result in beneficial ownership by the Investor and its affiliates of more than 4.99% of the outstanding Ordinary Shares of the Company. For the purposes of this provision, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The Investor shall have the authority and obligation to determine whether the restriction contained in this Section 2.5 will limit any conversion hereunder. The Investor may waive the conversion limitation described in this Section 2.5, in whole or in part, upon and effective after 61 days prior written notice to the Company to increase its percentage ownership interest to up to 9.99%.

3. Event of Default.

3.1 The Loan Principal and the Interest will become, in the Investor’s sole discretion, either immediately repayable or convertible pursuant to the terms set forth in Section 2.2 above, upon the occurrence of an Event of Default (as defined in Section 3.2 below) that occurs prior to the repayment of the Loan Principal and the Interest under Section 1 above.

3.2 For the purposes of this Agreement, an “Event of Default” shall be deemed to exist upon the occurrence of any of the following:

(a) Breach of Agreement. The Company breaches any material covenant or other term or condition of this Agreement, the Convertible Promissory Note or the Warrant and such breach, if subject to cure, continues for a period of twenty (20) business days after written notice to the Company from the Investor.

(b) Breach of Representations and Warranties. Any material representation or warranty of the Company made herein shall be false or misleading in any material respect as of the date made and the Closing Date.

(c) Breach of Covenants. Any breach of any covenant to which the Company is obligated hereunder.

(d) Failure to Repay. The Company fails to repay the Loan Principal plus the Interest on the Maturity Date and such failure continues for a period of ten (10) business days after the Maturity Date.

(e) Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted are not dismissed within forty-five (45) days of initiation.

(f) Receiver or Trustee. The Company makes an assignment for the benefit of creditors, or consents to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

(g) Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $200,000, and shall remain unvacated, unbonded, uncontested, unsatisfied, or unstayed for a period of forty-five (45) days.

(h) Stop Trade. A Securities and Exchange Commission or judicial stop trade order with respect to the Company’s Ordinary Shares is issued that lasts for five (5) or more consecutive trading days.

(i) Financial Statement Restatement. The restatement of any financial statements filed by the Company for any date or period from two years prior to the Effective Date until the Loan Principal is no longer outstanding, if the result of such restatement would, by comparison to the original financial statements, materially and adversely affect the Company's financial condition.

(j) The Company fails to (i) file a Registration Statement on Form F-1 in connection with a public offering of its securities, or (ii) apply for uplisting to the NASDAQ Market System, on or before the Maturity Date.

4. Warrant Coverage

4.1 At the Closing, the Company shall deliver to each Investor an Ordinary Share Purchase Warrant (the “Warrant”), substantially in the form attached hereto as Exhibit B, providing each Investor with a right to purchase such number of fully-paid and non-assessable restricted Ordinary Shares of the Company (the “Warrant Shares”) in accordance with the following calculation:

(a) In the event of the consummation of the Company’s proposed public offering and uplisting to the NASDAQ Market System (the “Uplisting”), the number of Warrant Shares shall be equal in value to twenty-five percent (25%) of such Investor’s Loan Principal, at an exercise price that is equal to the price of the Company’s shares in the public offering; or

(b) In the event that the Investor converts the Loan Principal into ordinary shares of the Company pursuant to Section 2.1 or Section 2.2 above, then the number of Warrant Shares shall be equal in value to twenty-five percent (25%) of such Investor’s Loan Principal, at an exercise price that is equal to the closing bid price of the Company’s Ordinary Shares utilized per Section 2.1 or Section 2.2, as applicable, for the conversion of the Loan Principal.

4.2 The Warrant shall be issued with the number of Warrant Shares and the exercise price “to be determined”, pending consummation of the Uplisting or the conversion of the Loan Principal, as applicable. The Investor may exercise the Warrant at any time starting six (6) months following the Uplisting or the conversion of the Loan Principal, as applicable, and up to three (3) years thereafter.

5. Information on the Company

Each Investor has been furnished with or has had access at the EDGAR Website of the SEC to the Company's Form 20-F filed on May 15, 2018 for the fiscal year ended December 31, 2017 and the financial statements included therein for the year ended December 31, 2017, together with all subsequent filings made with the SEC available at the EDGAR website ("Reports"). In addition, each Investor may have received in writing from the Company such other information concerning its operations, financial condition and other matters as such Investor has requested in writing, identified thereon as "Other Written Information" and considered all factors such Investor deems material in deciding on the advisability of entering into this Agreement.

6. Representations, Warranties and Covenants of the Company

The Company hereby represents, warrants and covenants as follows:

6.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, and has the requisite corporate power to own its properties and to carry on its business as it is now being conducted.

6.2 Authorization, Enforceability. (i) The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors and further consent or authorization of the Company by its Board of Directors is not required; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

6.3 Authorized Share Capital. The authorized share capital of the Company consists of 1,000,000,000 ordinary shares, par value NIS 0.01 per ordinary share, of which 72,399,932 ordinary shares are issued and outstanding.

6.4 Issuance of Shares. The Ordinary Shares of the Company that may be issued on conversion of the Loan Principal and on exercise of the Warrant, when so issued, sold and delivered, will be duly and validly issued, fully paid and nonassessable and will be issued in reliance upon applicable exemptions from the registration and qualification provisions of all applicable securities laws of the United States and each state whose securities laws may be applicable thereto. When issued, such Ordinary Shares will be issued free of any preemptive or similar right and free and clear of any claim, lien, security interest or other encumbrance.

6.5 Rule 144 Opinion Letter. The Company, at its cost, shall be responsible for supplying an opinion letter specific to the fact that the Ordinary Shares of the Company issued pursuant to conversion of the Principal Loan are exempt from registration requirements pursuant to Rule 144 (so long as the requirements of Rule 144 are satisfied), provided that the Investors will accept a “blanket” opinion letter that applies to the entirety of the Ordinary Shares that are issued upon conversion of the Aggregate Principal Loan Amount, so long as such letter is acceptable to Company’s Transfer Agent.

6.6 Reports Filed. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) during the 2 years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within the 2 years preceding the date hereof as amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension (including pursuant to SEC from 12b-25). The Company has delivered to the Investors or its representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company and its subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

6.7 10(b)-5. The SEC Documents do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

6.8 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Company’s ordinary shares, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

6.9 CAATSA. To the Company’s knowledge, neither the Company nor any director, officer, agent, employee or affiliate of the Company, is a Person that is, or is owned or controlled by a Person that has a place of business in, or is operating, organized, resident or doing business in a country or territory that is, or whose government is, the subject of the CAATSA Sanctions Programs.

6.10 Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are applicable to the Company and effective as of the date hereof.

6.11 BHCA. The Company is not subject to BHCA and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve). The Company does not own or control, directly or indirectly, 5% or more of the outstanding shares of any class of voting securities or 25% or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. The Company does not exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

6.12 Compliance with Applicable Laws. The operations of the Company are and have been conducted at all times in compliance Applicable Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to Applicable Laws is pending or, to the knowledge of the Company, threatened.

6.13 No Conflicts with Sanctions Laws. Neither the Company nor any director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Company is directly or indirectly owned or controlled by, a Person that is currently the subject or the target of any Sanctions Laws or is a Blocked Person; neither the Company, nor any director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Company, is located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo, Sanctions Laws or Sanctions Programs prohibiting trade with a Sanctioned Country; the Company maintains in effect and enforces policies and procedures designed to ensure compliance by the Company with applicable Sanctions Laws and Sanctions Programs; neither the Company, nor any director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Company, acting in any capacity in connection with the operations of the Company, conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any applicable Sanctions Laws or Sanctions Programs; no action of the Company in connection with (i) the execution, delivery and performance of this Agreement the Convertible Promissory Note and the Warrant (collectively referred to as the “Transaction Documents”), (ii) the issuance and sale of the Convertible Promissory Note and the Ordinary Shares issuable thereunder and upon exercise of the Warrant, or (iii) the direct or indirect use of proceeds from issuance of the Convertible Promissory Note or the consummation of any other transaction contemplated hereby or by the other Transaction Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other Transaction Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any subsidiary, joint venture partner or other person or entity, for the purpose of (i) unlawfully funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions Laws or Sanctions Programs, (ii) unlawfully funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions Laws or Sanctions Programs. For the past 5 years, the Company has not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions Laws, Sanctions Programs or with any Sanctioned Country.

6.13 No Conflicts with Anti-Bribery Laws. The Company has not made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law. Neither the Company, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which the Company does or seeks to do business (a “Private Sector Counterparty”) or to foreign or domestic political parties or campaigns, (iii) violated or is in violation of any provision of any Anti-Bribery Laws, (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any offer, bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; the Company has instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the laws referred to in (iii) above and with this representation and warranty; the Company, will not directly or indirectly use the proceeds from the Convertible Promissory Note or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity for the purpose of financing or facilitating any activity that would violate the laws and regulations referred to in (iii) above; to the knowledge of the Company, there are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Bribery Laws by the Company, or any of its respective current or former directors, officers, employees, stockholders, representatives or agents, or other persons acting or purporting to act on their behalf.

6.14 No Disqualification Events. With respect to the Convertible Promissory Note to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investor a copy of any disclosures provided thereunder.

6.15 Listing and Maintenance Requirements. The Company’s ordinary shares are registered pursuant to Section 12(b) or 12(g) or (15(d) of the Exchange Act, and the Company has taken no action designed to terminate, or which to its knowledge is likely to have the effect of, terminating the registration of the ordinary shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the market on which its ordinary shares are listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

6.16 Reporting Status. With a view to making available to the Investors the benefits of Rule 144 or any similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration, and as a material inducement to the Investors’ purchase of Convertible Promissory Note, the issuance of ordinary shares thereunder and upon exercise of the Warrant, the Company represents and warrants to the following: (i) the Company is, and has been for a period of at least 90 days immediately preceding the date hereof, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act (ii) the Company has filed all required reports under section 13 or 15(d) of the Exchange, as applicable, during the 12 months preceding the date hereof (or for such shorter period that the Company was required to file such reports), (iii) the Company is not an issuer defined as a “Shell Company,” and (iv) the Company is not an issuer that has been at any time previously an issuer defined as a “Shell Company.” For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description defined in paragraph (i)(1)(i) of Rule 144.

7. Representations, Warranties, and Covenants of the Investors

Each Investor hereby represents, warrants, acknowledges, understands and agrees (as the case may be) to the following, and acknowledges that the Company's reliance on exemption from registration pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is predicated upon the representations of the Investor set forth herein:

7.1 Authorization. The Investor has full power and authority to enter into this Agreement, and the Agreement has been duly executed by the Investor, and such authorization constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms.

7.2 No Registration. The Investor hereby acknowledges that the securities issued pursuant to this Agreement will not be issued by the Company pursuant to a registration statement under the Securities Act, and therefore the Investor may be required to hold the securities for an indeterminate period. The securities issued pursuant to this Agreement are issued in reliance upon a specific exemption from the registration requirement of the Securities Act which depends, in part, upon the accuracy of the representations, warranties, and agreements of the Investor set forth in this Agreement.

7.3 Investor Status. The Investor is: either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, or (ii) a non-U.S. Person for which the Company may rely on an exemption from the registration requirements of United States federal and the state securities laws under Regulation S promulgated under the Securities Act, or (iii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

7.4 Investment Intent. The Investor is acquiring the securities for the Investor’s own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, which resale, distribution or fractionalization would violate the Securities Act. The Investor agrees that a legend to the foregoing effect may be placed upon any and all certificates issued representing the securities. Further, the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the securities, for which the Investor is purchasing. The Investor acknowledges that he has been afforded the opportunity to ask questions of, and to obtain any information from, the Company and the Board of Directors as he or she deems necessary to determine the suitability and advisability of, and the merits and risk of, investing in the Company pursuant hereto.

7.5 Risk. The Investor is aware that: (i) investment in the Company involves a high degree of risk, may result in a lack liquidity, and places substantial restrictions on transferability of interest; and (ii) no Federal or state agency has made any finding or determination as to the fairness for investment by the public, nor has made any recommendation or endorsement, of the securities.

7.6 Financial Ability. The Investor has sufficient financial resources available to support the loss of all or a portion of the Investor’s investment in the Company, has no need for liquidity in the investment in the Company, and is able to bear the economic risk of the investment. The Investor is sophisticated and experienced in investment matters, and, as a result, is in a position to evaluate an investment in the Company.

7.7 No Short Sales. Commencing from the Effective Date and continuing until the later of the Maturity Date or the conversion of the Loan Principal and the Interest, the Investor shall not enter into or effect, or attempt to induce any third party to enter into or effect, any short sales of the ordinary shares of the Company, or any hedging transaction which establishes a net short position with respect to the Ordinary Shares of the Company.

8. Covenants of the Company.

8.1 Compliance with Applicable Laws. While any Investor owns the Convertible Promissory Note, the Company shall comply with all Applicable Laws and will not willfully take any action which will cause the Investors to be in violation of any such Applicable Laws.

8.2 Conduct of Business. While the Investor owns the Convertible Promissory Note, the business of the Company shall not be conducted in violation of Applicable Laws.

8.3 While any Investor owns the Convertible Promissory Note, neither the Company, nor any of its, directors, officers, employees, representatives or agents, shall:

(i) conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the applicable Sanctions Laws, Sanctions Programs, located in a Sanctioned Country, or CAATSA or CAATSA Sanctions Programs;

(iii) use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, in contravention of any Anti-Money Laundering Laws, Sanctions Laws, Sanctioned Program, Anti-Bribery Laws or in any Sanctioned Country.

(iv) violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering Laws, Sanctions Laws, Sanctions Program, Anti-Bribery Laws, CAATSA or CAATSA Sanctions Programs.

8.4 While any Investor owns the Convertible Promissory Note, the Company shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its directors, officers, employees, agents, representatives and affiliates with Applicable Laws.

8.5 While any Investor owns the Convertible Promissory Note, the Company will promptly notify such Investor in writing if any of the Company, or any of its directors, officers, employees, representatives or agents, shall become a Blocked Person, or become directly or indirectly owned or controlled by a Blocked Person.

8.6 The Company shall provide such information and documentation it may have as the Investor or any of their affiliates may reasonably request to satisfy compliance with Applicable Laws.

8.7 The covenants set forth above shall be ongoing while any Investor owns the Convertible Promissory. The Company shall promptly notify such Investor in writing should it become aware during such period (a) of any changes to these covenants, or (b) if it cannot comply with the covenants set forth herein. The Company shall also promptly notify such Investor in writing during such period should it become aware of an investigation, litigation or regulatory action relating to an alleged or potential violation of Applicable Laws.

8.8 Reporting Status. With a view to making available to the Investors the benefits of Rule 144 or any similar rule or regulation promulgated by the United States Securities and Exchange Commission (the “SEC”) that may at any time permit the Investor to sell securities of the Company to the public without registration, and as a material inducement to the Investors’ purchase of the Convertible Promissory Note and Warrant hereunder, the Company represents, warrants, and covenants to the following:

(i) The Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all required reports under section 13 or 15(d) of the Exchange Act during the 12 months prior to the date hereof (or for such shorter period that the issuer was required to file such reports), other than Form 8-K reports;

(ii) From the date hereof until all the ordinary shares of the Company issued upon conversion of the Convertible Promissory Note or upon exercise of the Warrant either have been sold by all of the Investors, or may permanently be sold by the Investors without any restrictions pursuant to Rule 144, (the “Registration Period”) the Company shall file with the SEC in a timely manner all required reports under section 13 or 15(d) of the Exchange Act and such reports shall conform to the requirement of the Exchange Act and the SEC for filing thereunder;

(iii) The Company shall furnish to the Investors so long as any Investor owns a Convertible Promissory Note or a Warrant, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such ordinary shares to be issued upon conversion of the Convertible Promissory Note or exercise of the Warrant pursuant to Rule 144 without registration; and

(iv) During the Registration Period the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

8.9 Use of Proceeds. The Company shall not use the proceeds from the issuance of the Convertible Promissory Note hereunder to fund, either directly or indirectly, any activities or business of or with any Blocked Person, in any Sanctioned Country, (iv) or in any manner or in a country or territory, that, at the time of such funding, is, or whose government is, the subject of CAATSA Sanctions Programs or (iv) in any other manner that will result in a violation of Anti-Money Laundering Laws, Sanctions Laws, Sanctioned Program, Anti-Bribery Laws or CAATSA Sanctions Programs.

9. Piggyback Registration Rights.

Until such time as the ordinary shares of the Company to be issued to the Investor either upon conversion of the Loan Principal or upon exercise of the Warrant (the “Shares”) are freely transferable pursuant to Rule 144 of the Securities Act, the Company shall grant the Investor piggyback registration rights with respect to the Shares; excluding, however, the Form F-1 being filed in connection with the Uplisting and any S-8 Registration Statement of the Company.

10. Conditions to Closing.

The obligations of the Investors hereunder to purchase the Convertible Promissory Note and the Warrant at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Investors’ sole benefit and may be waived by the Investor at any time in its sole discretion:

10.1 The Company shall have executed the transaction documents and delivered the same to the Investors;

10.2 The Ordinary Shares of the Company shall be authorized for quotation or trading on the market on which they are listed and trading in the ordinary shares shall not have been suspended for any reason;

10.3 The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality hereunder, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date; and

10.4. The Investors shall have received an opinion of counsel from counsel to the Company in a form satisfactory to the Investors.

11. Limitation of Liability.

Neither party shall be liable hereunder for any indirect, special, or consequential losses or damages of any kind or nature whatsoever, including but not limited to lost profits, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage, or if such loss or damage could have been reasonably foreseen.

12. Miscellaneous.

12.1 Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

12.2 This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof and any dispute, claim or controversy involving this letter agreement, or the circumstances surrounding the purchase and sale of the Convertible Promissory Note and Warrant described herein shall be settled through binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, in Manhattan, New York.

12.3 Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

12.4 This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede any prior agreement, understanding, or contract, written or oral, with respect to the subject matter hereof and thereof, including any convertible bridge loan agreements signed by the Investors in the three months prior to the Effective Date.

12.5 No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

12.6 If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.7 This Agreement may be executed in counterparts.

List of Exhibits:

Schedule 1	Investor Details – Loan
Exhibit A:	Convertible Promissory Note
Exhibit B:	Ordinary Shares Purchase Warrant
Exhibit C:	Irrevocable Transfer Agent Instruction

[Remainder of Page Left Blank]

IN WITNESS WHEREOF the parties have signed this Convertible Loan Agreement in one or more counterparts as of the date first hereinabove set forth.

The Company

Todos Medical Ltd.

/s/ Herman Weiss
Name:	Herman Weiss
Title:	CEO
Date:	February 27, 2019

The Investors

YA II PN, LTD.		DPH Investments Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager
/s/
By:	Yorkville Advisors Global II, LLC	Name:
Its:	General Partner	Title:
Date:
By:	/s/ David Gonzalez
Name:	David Gonzalez
Title:

Zvi David Schnur		Gamliel Kagan

/s/ Zvi David Schnur		/s/ Gamliel Kagan
Name:	Zvi David Schnur	Name:	Gamliel Kagan
Date:	February 26, 2019	Date:	February 25, 2019

Joseph Schulman		Elliot Berkovits

/s/ Joseph Schulman		/s/ Elliot Berkovits
Name:	Joseph Shulman	Name:	Elliot Berkovits
Date:	February 25, 2019	Date:	February 25, 2019

Boneh Chavurot LLC		BSD Investments Inc.

/s/ Geoff Rochwarger		/s/
Name:	Geoff Rochwarger	Name:
Title:	CEO	Title:
Date:	February 27, 2019	Date:	February 25, 2019

SCHEDULE 1

INVESTOR DETAILS – LOAN

Investor Name	Investor Address	Loan Principal
YAII PN, Ltd.	1012 Springfield Ave. Mountainside, NJ 07092	$500,000
Zvi David Schnur	Hativat HaNegev 39, Ashdod, Israel	$30,000
DPH Investments Ltd.	Ashdod, Israel	$28,000
Gamliel Kagan	11 Rechov HaIris, Bet Shemesh, Israel	$25,000
Joseph Schulman	99 South End Drive,	$27,500
Elliot Berkovits	Staten Island, NY 10314	$50,000
Boneh Chavurot LLC	Bet Shemesh, Israel	$300,000
BSD Investments Inc.	Jerusalem, Israel	$390,000
	Aggregate Loan Principal Amount:	$1,350,500

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

EXHIBIT B

FORM OF ORDINARY SHARES PURCHASE WARRANT